AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (the "Amendment") is made and dated as of the 4 day of March, 2010, by and between **MANUFACTURERS AND TRADERS TRUST COMPANY,** having its chief executive office at One M&T Plaza, Buffalo, New York 14240 (the "Lender"), and **CORNING NATURAL GAS CORPORATION**, a New York corporation, having an address of 330 West William Street, Corning, New York 14830 (the "Borrower").

RECITALS

A. The Borrower and the Lender have previously entered into a Credit Agreement dated as of October 16, 2008 (the "Agreement").

B. The Borrower has requested that the Lender amend the Agreement and the Lender has agreed to do so.

C. The Borrower and the Lender desire to set forth herein the mutually agreed upon terms and conditions of such amendment.

NOW, THEREFORE, in consideration of the previous Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Paragraph 5 of the Agreement is hereby amended to state the following:

5. FINANCIAL COVENANTS. During the term of this Agreement, the Borrower shall not violate, and shall not suffer or permit any of its Subsidiaries to violate, any of the following covenants (complete applicable financial covenant) or any Additional Financial Covenants on the Schedule. **For purposes of this Section, if the Borrower has any Subsidiaries all references to the Borrower shall include the Borrower and all of its Subsidiaries on a consolidated basis.** Unless a different measurement period is specified, compliance for the financial covenants shall be required at all times.

☒ A. Borrower shall maintain Tangible Net Worth of not less than $**7,000,000.00**, measured annually as of each fiscal year end.

☒ B. Borrower shall maintain a ratio of Total Funded Debt to Tangible Net Worth of not greater than 1.4 : 1.0 , measured annually as of each fiscal year end.

☐ C. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than __ : __, which is defined as net operating revenues plus non- cash items minus dividends, unfunded capital expenditures, operating and maintenance expenses, and taxes other than FIT over

current portion of long term debt, interest expense and capital lease payments, measured annually as of each fiscal year end.

☐ D. Borrower shall maintain Working Capital of not less than $______________________________, measured (select one: quarterly or annually) ______________ as of each (select one: quarter or fiscal year)___________ end.

☒ E. Borrower shall maintain Cash Flow Coverage of not less than 1.10 : 1.0, measured for the previous four quarters as of each fiscal year end.

☐ F. Without the prior written consent of Bank, Borrower shall not make any Capital Expenditures in excess of $______________ in the aggregate during any fiscal year of Borrower.

☐ G. Borrower shall not pay or accrue during any fiscal year compensation (including but not limited to all salary, bonuses, consulting, management or other fees, rentals and other payments to any person owning or managing 5%or more of the Borrower or any relative or cohabitant of such a person, and to any entity under common control with or controlling the Borrower) exceeding $_______________ in the aggregate.

☐ H. Borrower shall not become obligated as lessee pursuant to operating leases exceeding $_______________ in the aggregate during any fiscal year.

2. The balance of the Agreement, including, but not limited to, paragraph 1 Definitions, shall remain unchanged and in full force and effect except as amended above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

MANUFACTURERS AND TRADERS TRUST COMPANY

By: ______________________________
Name: Edgar B. Parsons III
Title: Assistant Vice President

CORNING NATURAL GAS CORPORATION

By: ______________________________
Name: Michael I. German
Title: President